Exhibit 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on:

         1). Form S-8 filed on December 2, 2003 pertaining to the Front Porch Digital Inc. Ladd Termination Agreement (No. 333-110874),

         2). Form S-8 filed on March 1, 2004 pertaining to the Front Porch Digital Inc. Vasko Settlement and Release Agreement (No. 333-113184), and

         3). Form S-8 filed on March 1, 2004 pertaining to the Front Porch Digital Inc. Employee Accrued Time Agreements (No. 333-113185)

of our report dated May 9, 2003, with respect to the 2002 consolidated financial statements of Front Porch Digital, Inc. included in this Annual Report on Form 10-KSB for the year ended December 31, 2003.


                                                  /s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
April 12, 2004